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                                                                       EXHIBIT 5


[LETTERHEAD OF RICHARD F. OBER, JR., EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL]



December 1, 1995

UJB Financial Corp.
301 Carnegie Center
P.O. Box 2066
Princeton, N.J. 08543

        Re: Registration Statement on Form S-4 of UJB Financial Corp. Relating to Shares of UJB Financial Corp. Common Stock and Adjustable Rate Cumulative Preferred Stock, Series C Issuable in Connection with the Merger of The Summit Bancorporation with and into UJB Financial Corp.

Gentlemen:

        This opinion is given in connection with Registration Statement No. 33-63783 on Form S-4 (the "Registration Statement") filed by UJB Financial Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 35,820,273 shares of the Company's Common Stock, par value $1.20 per share (the "Common Shares"), and with respect to 504,481 shares of the Company's Adjustable Rate Cumulative Preferred Stock, Series C ($25 stated value) (the "Preferred Shares"), to be issued to shareholders of The Summit Bancorporation ("Summit") in connection with the merger of Summit with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger dated September 10, 1995, as amended by a letter agreement dated December 1, 1995 (the "Merger Agreement").

        I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

        Based upon the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the shareholders of the Company and Summit and (ii) that a Certificate of Merger and a Restated Certificate of Incorporation complying with the Merger Agreement and meeting all applicable requirements of the New Jersey Business Corporation Act are duly executed and filed in accordance with the New Jersey Business Corporation Act, I am of the opinion that the Common Shares and Preferred Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of, respectively, the Common Stock, no par value, of Summit and the Adjustable Rate Cumulative Preferred Stock, $25 stated value, of Summit will be validly issued, fully paid and nonassessable.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Proxy Statement-Prospectus which is part of said Registration Statement.

                                        Very truly yours,


                                        /s/ Richard F. Ober, Jr.